EXHIBIT 10.1
AGREEMENT
     THIS AGREEMENT is made and entered into as of the 26th day of November, 2007, by and between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and William H. Camp (“Camp”).
W I T N E S S E T H
     WHEREAS, Camp is an employee and officer of the Company; and
     WHEREAS, Camp, and the Company have reached an agreement in regard to Camp ceasing to be an active employee and an officer of the Company as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises, the covenants as set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Camp shall resign as an officer of the Company and retire as an employee effective December 15, 2007. Camp shall be deemed to have taken all earned vacation as of the date of his retirement. Camp acknowledges that he will not be entitled to receive any form of unemployment compensation or benefits.
     2. Camp shall execute a Release of Claims in the form of Exhibit A, attached hereto and by this reference incorporated herein (the “Release”). Camp hereby acknowledges the forty-five (45) day review period provided pursuant to the Older Workers Benefit Protection Act. Camp understands he may revoke this Agreement and the Release in writing addressed to the Company within seven (7) days after the execution of this Agreement and Release in which event this Agreement and Release will be of no force and effect and he will be entitled to no payments or benefits in consideration hereof.
     3. Without the prior written consent of the Company, which consent must be signed by the Chief Executive Officer or an Executive Vice President of the Company, for a period of twelve (12) months commencing on December 16, 2007, Camp shall not own any interest in, except the ownership of stock in a publicly-traded company, take any employment with, or act as a director, consultant, advisor or in any other capacity whatsoever, directly or indirectly, to any person, corporation, partnership, limited liability company, joint venture or any other form of entity, anywhere in the world that is engaged in business that competes with any businesses of the Company that were within Camp’s scope of responsibilities while employed by the Company. Camp acknowledges that, in view of his responsibilities while employed by the Company, the scope of this restrictive covenant is reasonable. Camp further acknowledges that a violation of this restrictive covenant would cause irreparable damage to the Company and that in the event of a breach or threatened breach the Company would be entitled to injuctive relief, without the posting of any bond, in addition to such other relief as may be appropriate at law or in equity.
     4. Camp recognizes and agrees that the Company has a legitimate business interest in restricting potential competitors from hiring Employees who possess or otherwise may have or had access to the Company’s or any of its affiliates’ confidential information. Therefore, Camp agrees that for a two (2) year period following the end of his employment, he shall not directly or indirectly through any other person or entity that provides goods or services to the Company or any of its affiliates or offers goods or services in competition with the Company or any of its affiliates, hire, recruit, induce or attempt to induce any Employee to terminate his or her employment with the Company or any of its affiliates or otherwise interfere in any way with the employment relationship between the Company or any of its affiliates and their respective employees. This restriction includes but is not limited to a) identifying Employees as potential candidates for employment by name, background or qualifications; b) approaching, recruiting or soliciting Employees; and/or c) participating in any pre-employment interviews with Employees. For purposes of this provision “Employee” means any employee who has or had access to the Company’s or any of its affiliates’ confidential information and former employees who have had access to such confidential information within the preceding twelve (12) months to such activity.
     5. The Non-Disclosure Agreement dated September 26, 1991, a copy of which is marked Exhibit B, attached hereto and by this reference incorporated herein, shall remain in full force and effect in accordance with its terms.
     6.a. As consideration for the release, the covenant not to compete and the other covenants as set forth in this Agreement, the Company shall: (i) pay Camp, in cash, the sum of Two Million One Hundred Eleven Thousand Five Hundred Seventy-one dollars ($2,111,571) between January 2 and January 15, 2008; (ii) pay Camp, in cash, a sum equal to fifty percent (50%) of the aggregate difference between the option strike price and the Fair Market Value of the underlying securities for all stock options currently held by Camp that will not be vested as of December 15, 2007 and will not continue to vest under the terms of the granting document in twelve (12) equal monthly installments commencing January 15, 2008 and each month thereafter with the final payment on December 15, 2008; and (iii) transfer title to Camp of his Company-owned car on or about December 15, 2007. “Fair Market Value” shall be the simple average closing price of the common stock of the Company on the (10) trading days immediately preceding December 15, 2007.
     b. Camp shall not be entitled to any other payments or benefits other than as expressly set forth in this Agreement except those benefits payable pursuant to certain benefit plans of the Company and the agreements related to previously granted equity-based compensation.
     7. The terms and conditions of this Agreement and the payments made pursuant hereto shall remain confidential and Camp shall not disclose the same to any person, except his immediate family, lawyer or accountant, or as required by law. Camp shall make no public statements, or request, cause or solicit any third party to make any public statements, regarding the circumstances underlying his retirement, that are in any way inconsistent with the terms of this Agreement, or adverse to the interests or reputation of the Company, or any of its directors, officers or employees.
     8. Camp shall not request or apply for employment with the Company or any of its controlled subsidiaries.
     9. All payments to be made to Camp hereunder shall be subject to all applicable taxes, including withholding taxes.
     10. In the event of the death of Camp prior to all payments contemplated by this Agreement being made, such remaining payments shall be promptly made to the William H. Camp and Martha J. Camp Family Trust.

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     11. This Agreement shall be governed by the substantive laws of the State of Illinois.
     12. This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements and understandings between Camp and the Company, whether oral or in writing. This Agreement may not be revoked, amended, modified or revised except as provided for in paragraph 2 of this Agreement or in writing executed by Camp and a corporate officer of the Company.
     13. All notices, requests, approvals, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be served personally, or sent by a national overnight delivery company such as Federal Express, or by United States registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:
     If to Company:

David J. Smith
Executive Vice President, Secretary and General Counsel
Archer-Daniels-Midland Company
P.O. Box 1470
Decatur, IL 62525
Telephone: (217) 424-6183
Facsimile: (217) 424-6196
     If to Camp:

William H. Camp
881 Fairway Drive
Forsyth, IL 62535-9794
Any such notice shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the person attempting to make personal service, on the United States Postal Service return receipt, or by similar written advice from the overnight delivery company.
     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ARCHER-DANIELS-MIDLAND COMPANY
	By:	/s/ D.J. Smith
D. J. Smith
Executive Vice President

WITNESS:

/s/ Mary Kay Cunningham	By:	/s/ William H. Camp William H. Camp

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EXHIBIT A
RELEASE OF CLAIMS
     KNOW ALL MEN BY THESE PRESENTS, that William H. Camp, a resident of Illinois (“Camp”), has executed this Release of Claims (the “Release”), as of the 15th day of December, 2007.
ACKNOWLEDGMENTS:
     Camp acknowledges that:
     [i] He was provided with a copy of this Release and that certain Agreement to which a copy of this Release is attached as Exhibit A (the “Agreement”) between Camp and Archer-Daniels-Midland Company (“Company”) and was advised in writing to consult with an attorney concerning their meaning and effect.
     [ii] He understands that he may revoke this Release and the Agreement within seven (7) days after he signs this Release by providing written notice to the Company of the revocation to D. J. Smith, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, IL 62526. In the event Camp revokes this Release and the Agreement, this Release and Agreement will be of no force and effect and Camp will be entitled to no payment or benefits that were to be paid in exchange for this Release pursuant to the Agreement.
     [iii] He was given an adequate opportunity to consider this Release and Agreement and he has read and understands the meaning and effect of this Release and the Agreement.
     [iv] He voluntarily agreed to the terms of this Release and the Agreement and intends to be legally bound by them.
     [v] This Release and the Agreement is made for good and sufficient consideration as described in the Agreement, consideration that Camp is not otherwise entitled to receive, and said consideration is due only upon the execution and non-revocation of this Release.

     NOW, THEREFORE, for and in the consideration as set forth in the Agreement, Camp hereby releases and forever discharges the Company, its subsidiaries, divisions and affiliates, and the directors, officers, agents, and employees, past and present of all such companies (collectively referred to as “Releasees”), from and for any and all claims, damages or causes of action of any type (collectively referred to as “Claims”) arising out of or related to Camp’s employment with Company and the separation of that employment, of which Camp is aware or has a reasonable basis to be aware, including but not necessarily limited to those Claims arising under any of the following: the Age Discrimination in Employment Act, 29 U.S.C. §§621, et.seq.; Title VII of the Civil Rights Act of 1964, 42 ;U.S.C. §2000e et.seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the National Labor Relations Act, 29 ;U.S.C. §§151 et.seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§701, et.seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq.; the WARN Act, 29 U.S.C. §§2101 et seq.; Federal Executive Order 11246; the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act; and/or any other federal, state or local statute, law, ordinance, regulation or order.
     FURTHER, Camp releases and forever discharges the Releasees from or for any and all other Claims whatsoever of which Camp is aware or has a reasonable basis to be aware, in law or equity, of a class or individual nature, arising out of or in connection with Camp’s employment with the Company or the separation of that employment, including but not limited to those in which Camp claims, either directly or indirectly, that Camp’s employment with the Company or the termination or separation of that employment (1) was wrongful; (2) was in retaliation for Camp exercising a right protected by state and/or national public policy; (3) intentionally and/or negligently inflicted emotional distress on Camp or any member of Camp’s family; (4) breached an express and/or implied contract of employment and/or covenant of good faith and fair dealing; or (5) is contrary to any other tenet of common law.
     Notwithstanding anything in this Release to the contrary, Camp does not release and discharge the Company from its obligations under the Agreement, this Release, or any pension or benefit plan in which he participated as an employee and Camp specifically reserves any and all claims, demands and causes of actions, in law or in equity, in regard thereto. In addition, the parties agree that, to the extent that any portion of this Release should be ruled defective or unenforceable, the remaining provisions shall continue to be effective and apply.
     This Release shall be binding upon and inure to the benefit of the heirs, executors and administrators and the predecessors, successors, and assigns of Camp and Company.
     IN WITNESS WHEREOF, Camp has executed this Release of Claims as of this 15th day of December, 2007.

William H. Camp

Witness:

EXHIBIT B
NON-DISCLOSURE AGREEMENT
     WHEREAS, the Archer-Daniels-Midland Company, hereafter called “Company” is engaged in the development and manufacture of products which involve expert mental and inventive work, and the success of its business depends to a considerable extent upon the development of new and improved products, processes, equipment, and methods of doing business and upon me secrecy and patent protection of such new or improved products, processes, equipment, and methods of doing business;
     WHEREAS, the undersigned, hereafter called by “Employee” has entered the employ of the Company, and the Employee and the Company have reached on agreement regarding the rate of salary to be paid the Employee until such employment shall be terminated, or until such rate of salary is changed by mutual agreement;
     IT IS AGREED, that as a condition of such employment and the continuation thereof, that all inventions, discoveries, or improvements which the Employee has conceived or first actually reduced to practice and/or may conceived or first actually reduce to practice during the period of Employee’s employment in any way relating to or employed or valuable in conjunction with business of the character now or hereafter carried on or contemplated by the Company during the period of Employee’s employment shall be the sale and exclusive property of the Company or its nominee, and the Employee agrees promptly to disclose any such discovery, invention, or improvements to an officer or other proper official of the Company and the Employee agrees to execute and assign any and all applications, assignments and other instruments which the Company shall determine necessary or convenient in order to apply for and obtain Letters Patent of the United States, and/or foreign countries for such discoveries, inventions, or improvements and in order to assign and convey to the Company or its nominee the sole and exclusive right title and interest in and to said discoveries, inventions, or improvements, will render aid and assistance in any interference or litigation pertaining thereto, all expenses reasonably incurred by Employee at the request of the Company to be borne by the Company; provided, however, that the provisions of this paragraph shall not apply to an invention, discovery, or improvement for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, Unless (a) the invention, discovery, or improvement relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention, discovery, or improvement results from any performed by Employee for the Company;
     The Employee further agrees, except as required by Employee’s duties while employed by the Company, not to use or disclose to any person, firm or corporation, at any time, either during his/her employment with the Company or thereafter, any such invention, discovery or improvement, or any trade secret or confidential information of the Company, whatsoever, including,, without limitation, information regarding any of the Company’s customers, markets, future plans, the prices at which it obtains or has obtained its raw materials and other supplies, the prices at which it sells or has sold its products, processes, procedures, machines, equipment, reagents, materials, formulae, computer systems, programs, designs, forms, documentation or any automated or manual information system methods or procedures conditions and methods of operation or apparatus used or employed by the Company or in any way useful in or connected with its business or activities.
     It is understood that the provisions set forth in this agreement shall remain in full force and effect during the entire period that Employee is employed by the Company unless modified in writing signed by Employee and a proper officer of the Company; and changes made from time to time in the salary paid Employee and accepted by Employee shall be construed only as a modification of this agreement without altering in any way the force and effect of the above provisions.
STANDARDS OF ETHICAL CONDUCT
     Adherence to high standards of ethical conduct is expected from ADM employees. The following restrictions apply to the outside business activities and investments of all employees:
A.	No employee shall take outside employment with a competitor, supplier, or customer of ADM without prior clearance from the President.

B.	No employee shall purchase, trade or otherwise deal in commodities, including options, which are sold, purchased, traded or processed by ADM, its subsidiaries or affiliates.

C.	No director or employee shall have a financial interest in a company or enterprise which is competing with Archer-Daniels-Midland Company or with which Archer-Daniels-Midland Company does business exceeding $5,000 per annum, unless such ownership is less than 10% of the equity in such company or enterprise. Ownership of any interest in a customer, supplier or competitor by an employee’s spouse or minor children shall be attributed to the employee in determining such equity percentages. A list of all such interests totaling more than 2% shall be filed with the Secretary of this Company and supplements filed within 30 days after any changes. Deviations from this policy shall only be authorized by the Board of Directors on consideration of specific circumstances.

(signed)	/s/ William H. Camp

Employee

	Date	9-26-91